The Vermont Teddy Bear Co., Inc.
                          Shelburne, Vermont 05482

                                June 30, 1996

Mr. R. Patrick Burns
Shelburne, VT 05482

Dear Pat:

This letter is to follow up on our recent discussions and confirm our agreement concerning the terms of your continued employment by The Vermont Teddy Bear Co., Inc. (the "Company"). Except as specifically set forth in this letter, this agreement is intended to amend and supersede your existing Employment Agreement, dated July 31, 1995 (the "July 31 Agreement"). Our agreement is as follows:

      1. Position. You shall continue to be employed as President and Chief Executive Officer of the Company and you shall continue to devote all of your business time, attention, skill and efforts to the business and affairs of the Company, with such duties as shall be assigned to you by the Board of Directors. You shall be based at the Company's Shelburne, Vermont offices.

      2. Term. Your employment shall continue for a term ending June 30, 2000, unless earlier terminated in accordance with this agreement.

      3. Base Salary. Commencing July 1, 1996 and continuing during the term, your base salary shall be $187,500. You have agreed to forego the base salary payable to you under the July 31 Agreement for the 3-month period commencing April 1, 1996 and ending June 30, 1996.

      4. Annual Bonus. You will be entitled to a bonus for each fiscal year during the term, based upon the Company's net operating profit, calculated and payable as follows:

Fiscal year 1997-10% of operating profit in excess of $500,000 and a non-qualified stock option to purchase 15,000 shares of the Company's Common Stock at an exercise price of $0.01 per share. The non-qualified stock option shall be granted by the Company in fiscal year 1997, vesting as of February 1, 1997.

Fiscal Year 1998-10% of operating profit in excess of $1,000,000.

Fiscal Year 1999-10% of operating profit in excess of $1,500,000.

Fiscal Year 2000-10% of operating profit in excess of $2,000,000.

The options or cash bonus shall be issued or paid as the case may be, within sixty (60) days following the end of the fiscal year to which the bonus relates.

      5. Stock Options. In addition to the stock options you are entitled to receive under the July 31 Agreement, you shall be entitled to receive additional incentive stock options, subject to shareholder approval of appropriate amendments to the Company's 1993 Incentive Stock Option Plan, to purchase 450,000 shares of the Company's common stock. These options shall vest one quarter annually on July 1 of each year commencing July 1, 1997.

      6. Benefits. You shall continue to receive all of the Company benefits set forth in the July 31 Agreement, including (a) reimbursement of your reasonable travel expenses from your home in Maine to Shelburne, (b) rent up to $1,450 per month (and related utility expenses of a furnished apartment within reasonable commuting distance of the Company's offices, (c) a company car of your choice, subject to the Company's approval which shall not be unreasonably withheld, and (d) participation in all other benefit plans available to senior executive employees of the Company in accordance with the policies and procedures currently, or then in effect, as the case may be.

      7. Indemnification. The Company shall indemnify you (and your estate) in accordance with the Company's by-laws as in effect from time to time. This indemnification by the Company shall survive termination or expiration of this Agreement.

      8. Termination. This Agreement may be terminated by either you or by the Company at any time. If your employment is terminated by (a) you for "Good Reason" or (b) the Company, for any reason other than for "Cause" at any time, (i) you shall receive, in lieu of any other payment or benefit except as set forth in this paragraph, and in a lump sum, an amount equal to 18 months base salary, plus bonus for the year in which your employment was terminated pro rated for the period you were employed, (ii) an amount equal to the outstanding amount due to the Company by you under your Loan
Agreement, dated July 31, 1995; and (iii) all your outstanding stock options which were subject to vesting on or prior to the end of the fiscal year in which your employment was terminated shall immediately vest and all your stock options shall continue to be exercisable for a period of ten years after the date of their grant. Upon a termination of employment by the Company at any time (other than for "Cause") the Company shall provide you with reasonable outplacement services. Upon a termination by the Company for "Cause" or by you without "Good Reason", you shall not be entitled to receive any further payments or benefits following the date of your termination.

If your employment is terminated on account of your death or your disability which lasts (or is likely, based on reasonable medical evidence, to last) for more than six consecutive months and renders you unable to perform your duties under this Agreement, all outstanding stock options which were subject to vesting on or prior to the end of the fiscal year in which your employment was terminated shall immediately vest and all your stock options shall continue to be exercisable for a period of ten years after the date of their grant. Upon such termination for your death or disability, neither you nor your estate shall be entitled to receive the salary continuation referred to in clause (i) with respect to a termination by the Company for any reason other than "Cause", but you or your estate shall be entitled to the lump sum payment referred to in clause (ii) with respect to a termination by the Company for any reason other than "Cause" and to such further payments or benefits provided under plans or policies of the Company in effect from time to time.

In the event that your employment is terminated within ninety days prior to, or six months after, a "Change in Control", in addition to the other benefits to which you would be entitled in the event of a termination by the Company for any reason other than "Cause", all your stock options shall continue to be exercisable for a period of ten years after the date of their grant.

For purposes of this Agreement the terms "Good Reason", "Cause" and "Change in Control" shall have the meanings defined in the July 31 Agreement.

      9. Covenant Not To Compete. During the term and for a period of eighteen (18) months following termination of your employment with the Company, you shall not, directly or indirectly, whether as stockholder, officer, director, employee, consultant or otherwise (except as a beneficial of less than 5% of the number of shares of any publicly traded securities) engage in any business that, with respect to 5% or more of its sales, competes with the Company in the business of marketing and selling stuffed teddy bears.

      10. Subject to Board and Shareholder Approval. The terms of this Agreement are subject to approval by the Company's Board of Directors and, as indicated in Section 5, above, the additional incentive stock option is subject to shareholder approval of appropriate amendments to the Company's 1993 Incentive Stock Option Plan. So long as the terms of this Agreement receive the approval of the Company's Board of Directors and Shareholders, you hereby waive and forever release any claim you may have now or in the future against the Company for compensation that you have agreed to forego, as described in Section 3, above.

If the foregoing correctly sets forth your understanding of our Agreement, please sign and return the enclosed copy of this letter to me.

                                       Sincerely,

                                       THE VERMONT TEDDY BEAR CO., INC.


                                       By: /s/ Fred Marks
                                           Fred Marks, Chairman of the Board

ACKNOWLEDGED AND AGREED TO:


/s/ Patrick Burns
R. Patrick Burns



                      The Vermont Teddy Bear Co., Inc.
                          Shelburne, Vermont 05482

R. Patrick Burns
Shelburne, VT 05482

Dear Pat:

This letter amends our Letter Agreement, dated July 31, 1995 (the "July 31 Agreement") regarding the terms of a Loan made, and to be made, to you by The Vermont Teddy Bear Co., Inc. (the "Company").

Under the July 31 Agreement, the Company agreed to advance the Loan to you in an amount up to $100,000 in eight equal monthly installments commencing August 4, 1995. With your consent, the Company advanced $75,000 of the Loan, but the balance of the Loan has not yet been advanced. We have agreed that the amount of the loan shall be increased to $116,818.18 and that the balance of the Loan, $41,818.18, will be advanced to you on or after, at your request, July 1, 1995.

The Loan shall continue to bear interest at the Applicable Federal Rate.

The Loan shall be repaid, and the entire amount of the Loan then outstanding shall become immediately due and payable upon demand by the Company, upon the termination of your employment with the Company. However, if you are still in the employ of the Company, the Company shall cancel all outstanding principal amounts and related interest charges on June 29, 2000.

Except as specifically set forth herein, this Letter Agreement amends and supersedes the July 31 Agreement.

If the foregoing correctly sets forth your understanding of our agreement, please sign and return the enclosed copy of this letter to me.

                                    Sincerely,


                                    THE VERMONT TEDDY BEAR CO., INC.

                                    By:      /s/ Fred Marks
                                    ------------------------------------------
                                    Fred Marks, Chairman of the Board

ACKNOWLEDGED AND AGREED TO:


/s/ R. Patrick Burns
- ----------------------------------
R. Patrick Burns